EXHIBIT (a)(iii)

COHEN & STEERS MLP & ENERGY OPPORTUNITY FUND, INC.

ARTICLES SUPPLEMENTARY

Cohen & Steers MLP & Energy Opportunity Fund, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value one-tenth of one cent ($.001) per share (the “Common Stock”), that the Corporation has authority to issue is increased by four hundred million (400,000,000) shares of Common Stock, of which two hundred million (200,000,000) shares are classified as Class R Common Stock and two hundred million (200,000,000) shares are classified as Class Z Common Stock.

SECOND: The shares of Class R Common Stock and Class Z Common Stock have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue six hundred million (600,000,000) shares of stock, all of which were shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of six hundred thousand dollars ($600,000), classified in three classes as follows:

CLASS	SHARES

Class A Common Stock	200,000,000
Class C Common Stock	200,000,000
Class I Common Stock	200,000,000

FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is one billion (1,000,000,000) shares of stock, all of which are shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of one million dollars ($1,000,000), classified in five classes as follows:

CLASS	SHARES

Class A Common Stock	200,000,000
Class C Common Stock	200,000,000
Class I Common Stock	200,000,000
Class R Common Stock	200,000,000
Class Z Common Stock	200,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the additional shares under the authority contained in the charter of the Corporation.

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IN WITNESS WHEREOF, Cohen & Steers MLP & Energy Opportunity Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary as of December 2, 2013.

WITNESS:	COHEN & STEERS MLP & ENERGY OPPORTUNITY FUND, INC.

By:
Tina M. Payne		Adam M. Derechin
Assistant Secretary		President

THE UNDERSIGNED, President of Cohen & Steers MLP & Energy Opportunity Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties for perjury.

Adam M. Derechin
President